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Integration News (August 9, 1999)


This week, the Integration Team will gather in Morristown, N.J., for our third face-to-face meeting. Joining us in person for the first time will be the presidents of Honeywell and AlliedSignal Strategic Business Units, who will be taking part in group discussions and sharing their perspective on the integration effort.

In last week's Integration News, we provided information about the top-level organization designs of several company-wide functions, including Finance, Human Resources, Technology, Legal, Supply Chain and Quality. As part of this week's meeting in Morristown, several more functional leaders will review their proposed organization designs with Larry Bossidy and Mike Bonsignore. Information on those organizations will be provided as soon as possible after their designs are approved and the people involved are notified.

We continue to make good progress in appointing people from both companies to senior corporate staff positions. Offers have either been extended or will be extended soon to several people we want to fill key jobs.

Special editions of AlliedSignal's "Vision" and Honeywell's
"World" magazines are now being shipped. We hope you will take a few minutes to ready the special sections on the merger. And, to keep in touch real time, check out the special merger integration web site at (http:// add appropriate address).

Here are some more answers to frequently asked questions:

Q. In last week's Integration News, you talked about 200 new Black Belts working on high-value projects with the new company. How will current Black Belts be utilized? How does one sign-up to become one of these Black Belts?
A. We currently have a small number of black belts within the Honeywell businesses.
   We will be adding to those ranks through a "fast track" process with the help of AlliedSignal Master Black Belts.
   Black Belts are employees who have a desire to drive significant improvements, strong leadership and process skills, and the ability to deal with quantitative methodologies, facilitate teams and understand the drivers of the business. Individuals can nominate themselves with their leadership's approval.


Q. I am a shareowner and recently received my proxy material in the mail. What should I do now?
A. First, carefully read the document. Second, mark your proxy card indicating how you want to vote. Third, complete, sign, date and mail the proxy card in the return envelope as soon as possible. If you are a shareowner of record, you may also vote your shares by telephone by following the instructions accompanying your proxy card. The boards of directors of AlliedSignal and Honeywell each recommend that its shareowners vote in favor of the merger. We cannot complete the merger unless shareowners of both companies approve it.

   AlliedSignal's board of directors also recommends that AlliedSignal shareowners vote to approve the proposed amendment to its certificate of incorporation. Approval of the amendment is not a condition to completing the merger.

Q. Has a decision been made yet on who will be on the Board of Directors for the new Honeywell?
A. Yes. The board of directors of the combined company will have 15 members.
   Six of the current directors of Honeywell will become directors of the combined company. We expect that the six will be Gordon M. Bethune, Michael R. Bonsignore, James J. Howard, Bruce Karatz, Jaime Chico Pardo and Michael W. Wright. Nine of the current directors of AlliedSignal will remain as directors of the combined company. We expect that the nine will be Hans W. Becherer, Lawrence A. Bossidy, Marshall N. Carter, Ann M. Fudge, Robert P. Luciano, Russell E. Palmer, Ivan G. Seidenberg, Andrew C. Sigler and John R. Stafford.

Q. How many shareholders have to vote in favor of the merger for it to be approved? How soon will we know the outcome of the vote?
A. Shareowners from both companies must approve the merger.
   The requirements, however, are different for each company.

   For AlliedSignal, approval requires that a majority (i.e., at least 50.1%) of the shares of common stock be voted for or against the merger, and that a majority of the votes cast be in favor of the merger. For example, if only 49% of the outstanding shares were voted, the merger would not be approved regardless of how the voting turned out. If, on the other hand, 60% of the outstanding shares were voted and more than half of these shares were voted in favor of the merger, the merger would be approved.

   For Honeywell, a majority (i.e., at least 50.1%) of all outstanding shares -- not just those voted -- must be cast in favor of the merger for it to be approved.

   Shareholders of record on July 22, 1999 are eligible to vote. Each share equals one vote. Votes, including proxies, will be counted at the meeting and the results will be announced for each company. We will send a message to all employees with the results of the voting.
   While the special shareholder meetings are important milestones in the merger approval process, we also need to receive regulatory approvals before the merger can be completed. We anticipate closing in the fall.

This promises to be another big week, and we are ready to take another major step forward in our integration effort.
Thanks for your interest and support.




Bill Hjerpe
Ray Stark
Integration Team Co-Leaders